Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DIAMONDBACK ENERGY, INC.,

RATTLER MIDSTREAM GP LLC,

BACCHUS MERGER SUB COMPANY

and

RATTLER MIDSTREAM LP

MAY 15, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2022 (together with all schedules hereto, this “Agreement”), is entered into by and among Diamondback Energy, Inc., a Delaware corporation (“Parent”), Bacchus Merger Sub Company, a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Rattler Midstream LP, a Delaware limited partnership (the “Partnership”), and Rattler Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are not adverse to the interest of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(d) thereof), (c) resolved to recommend to the GP Board the approval of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (d) recommended that the GP Board resolve to direct that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, has, among other things, (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated by this Agreement, including the Merger, are not adverse to the interest of the Partnership, including the Partnership Unaffiliated Unitholders, (b) authorized and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of Parent Shares as consideration for the Merger (the “Parent Stock Issuance”), are in the best interest of Parent and the Parent Stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to Section 5.6(b) of the General Partner Company Agreement, Parent has delivered to the General Partner its consent (the “Sole Member Consent”), in Parent’s capacity as the sole member of the General Partner (Parent, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interest of the Sole Member and the General Partner and (b) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the General Partner;

WHEREAS, Parent directly owns 100% of the shares in Merger Sub, and Parent (as sole stockholder of Merger Sub) and the Board of Directors of Merger Sub have (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interest of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and to cause the Merger to be consummated, (b) authorized and approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Merger Sub and (c) directed Merger Sub to take all such actions to consummate such transactions; and

WHEREAS, following the authorization by the General Partner for the Limited Partners to act by written consent, Parent has caused E&P, in its capacity as the record and beneficial holder of Class B Units constituting a “Unit Majority” (as defined in the Partnership Agreement) to deliver to the Partnership, on the date hereof, the Written Consent approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Sections 13.11 and 14.3 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, no Group Member, on the one hand, or Parent and all of Parent’s Subsidiaries (including the General Partner, E&P and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” means March 31, 2022.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in Midland, Texas are authorized or required by applicable Laws to be closed.

“Cause” means, with respect to a director or officer of the General Partner, the commission of an act of actual fraud or willful or wanton misconduct in his or her capacity as a director or officer of the General Partner.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Class B Units” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.14.

“Contract” has the meaning set forth in Section 4.3(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Facility Terminations” has the meaning set forth in Section 6.16(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Phantom Unit” has the meaning set forth in Section 3.6.

“Discharge” has the meaning set forth in Section 6.16(b).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“E&P” means Diamondback E&P LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), occupational health and workplace safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“FERC” has the meaning set forth in Section 4.13(b).

“FPA” has the meaning set forth in Section 4.13(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 28, 2019.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning, under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“ICA” has the meaning set forth in Section 4.13(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner, E&P or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, E&P or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Information Statement” has the meaning set forth in Section 4.4.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of or resulting from or attributable to any of the following shall be disregarded in determining whether a Material Adverse Effect has occurred: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement and the transactions contemplated hereby, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, units, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism, sabotage (including domestic terrorism, cyberterrorism, hacking, ransomware or any other electronic attack) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including COVID-19), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (viii) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, state of facts or occurrence that has a Material Adverse Effect on the Partnership Group; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (v) and (vii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Global Select Market.

“NGA” has the meaning set forth in Section 4.13(a).

“NGPA” has the meaning set forth in Section 4.13(a).

“Non-Operated Joint Ventures” means OMOG JV LLC and Remuda Midstream Holdings LLC.

“OpCo” means Rattler Midstream Operating LLC, a Delaware limited liability company and indirectly controlled Subsidiary of the Partnership.

“OpCo LLC Agreement” means that certain Third Limited Liability Company Agreement of OpCo, dated as of December 22, 2021, as may be further amended, modified or supplemented from time to time.

“OpCo Manager” means Rattler Holdings LLC, a Delaware limited liability company, wholly owned Subsidiary of the Partnership and the managing member of OpCo.

“OpCo Manager LLC Agreement” means that certain Limited Liability Company Agreement of OpCo Manager, dated as of December 22, 2021, as may be further amended, modified or supplemented from time to time.

“OpCo Units” means units representing limited liability company interests of OpCo.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective dependents and beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Second Amended and Restated Bylaws of Parent, adopted as of November 18, 2019, as may be amended, modified or supplemented from time to time.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, as amended by that Certificate of Amendment No. 1, dated December 7, 2016, and the Certificate of Amendment No. 2, dated June 3, 2021, as may be further amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Equity Plans” means the 2021 Amended and Restated Diamondback Energy, Inc. Equity Incentive Plan, and any other plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto, including any amendment and/or amendment and restatement to any of the foregoing.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that has been filed with the SEC by Parent as an exhibit to a Parent SEC Document under Item 601(b)(10) of Regulation S-K.

“Parent Organizational Documents” means, collectively, the Parent Bylaws and Parent Charter.

“Parent Party” means Parent and Merger Sub, individually, and “Parent Parties” means all of the foregoing, collectively.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent RSUs” has the meaning set forth in Section 3.6.

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2019, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored, contributed to or required to be contributed to or administered by the General Partner, OpCo, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers (and their respective dependents and beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued and outstanding under a Partnership Long-Term Incentive Plan.

“Partnership Long-Term Incentive Plans” means the Rattler Midstream LP Long-Term Incentive Plan adopted May 22, 2019 and any other plans or arrangements of the Partnership or the General Partner providing for the grant of unit options, unit appreciation rights, restricted units, unit awards, phantom units, distribution equivalent rights, cash awards, performance awards, other unit-based awards and substitute awards, in whole or in part, by reference to Common Units, or otherwise relating thereto, including any amendment and/or amendment and restatement to any of the foregoing.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Permits” means all Permits necessary for the Partnership Group to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of oil, natural gas or water.

“Partnership Phantom Unit” means an unvested Phantom Unit granted under a Partnership Long-Term Incentive Plan that entitles the grantee to one Common Unit upon vesting.

“Partnership Revolving Credit Facility” means that certain Credit Agreement, dated as of May 28, 2019, by and among OpCo, as borrower, the Partnership, as parent, Wells Fargo Bank, National Association, as the administrative agent, and certain lenders from time to time party thereto, as amended by the First Amendment to the Credit Agreement and Guaranty and Security Agreement, dated as of October 23, 2019, the Second Amendment to the Credit Agreement, dated as of November 2, 2020, and the Third Amendment to the Credit Agreement, dated as of December 21, 2021, as supplemented by any joinders thereto entered into by any Group Members, and as may be further amended, modified or supplemented from time to time.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership Group or any Group Member.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, E&P, the General Partner and their respective Affiliates.

“Payoff Letter” has the meaning set forth in Section 6.16(a).

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity, or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.13(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.17.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Senior Notes” means the Partnership’s 5.625% Senior Notes due 2025.

“Senior Notes Indentures” means the Indenture, dated as of July 14, 2020, among the Partnership, as issuer, certain Group Members, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of December 8, 2021, among Rattler WTG LLC, as guaranteeing subsidiary, the Partnership, the other guarantors party thereto, and the Trustee and that certain Supplemental Indenture, dated as of December 22, 2021, among Rattler Holdings LLC, as guaranteeing subsidiary, the Partnership, the other guarantors party thereto, and the Trustee.

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any limited liability company, partnership, association or other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority of the ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person or (iii) in the case of a limited liability company, owns or controls a managing member interest; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, no Group Member shall be considered a Subsidiary of Parent or of E&P; provided, further, that each of the Non-Operated Joint Ventures shall be considered a Subsidiary of the Partnership for the purposes of this Agreement.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the written consent of E&P, in its capacity as the holder of Class B Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Midland, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DGCL, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Section 6.10 and Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana St., 44th Floor, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree; provided, that Closing shall not occur prior to July 15, 2022. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DGCL (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DGCL. At the Effective Time, (a) E&P will continue as a Limited Partner of the Partnership and will continue to hold all of the Class B Units in the Partnership, (b) by virtue of the Merger, Parent will be admitted as a Limited Partner of the Partnership and will hold all of the Limited Partner Interests in the Partnership represented by Common Units, (c) the General Partner shall continue as the general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Rattler Midstream LP.”

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Partnership, the General Partner, any holder of Parent securities or Partnership securities or any other Person:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”) shall be converted into, and shall thereafter represent only, the right to receive 0.113 of a Parent Share (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.5, which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b) Equity of Merger Sub. The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Treatment of Partnership Interests Owned by the Partnership, Parent or their Subsidiaries.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (excluding the General Partner Interest (discussed in clause (iii) below)), shall not be canceled, shall not be converted into the Merger Consideration and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity.

(iv) The OpCo Units issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be due in respect thereof.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the shares of common stock of Merger Sub in accordance with Section 3.1(b) and (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i).

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3 and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to the Public Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. to act as exchange and payment agent hereunder for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, but on the Closing Date, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Shares as required by this Article III in exchange for Public Common Units. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c) or cash in lieu of fractional Parent Shares pursuant to Section 3.3(d), in each case, without interest. Any dividends with respect to Parent Shares pursuant to Section 3.3(c), Parent Shares for payment of the Merger Consideration deposited with the Exchange Agent and cash in lieu of fractional Parent Shares pursuant to Section 3.3(d) are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or

Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c) or Section 3.3(d) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and remains unpaid at the Effective Time.

(c) Dividends with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends or other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote, receive dividends or to have any other rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and rounded to three decimal places. Any holder of Public Common Units otherwise entitled to receive a fractional Parent Share but for this Section 3.3(d) shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (i) the aggregated amount of the fractional interest in Parent Shares to which such holder would, but for this Section 3.3(d), be entitled and (ii) an amount equal to the average of the volume weighted average price per Parent Share on the Nasdaq (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the General Partner) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units, any cash in lieu of fractional Parent Shares or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one-year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of the Parent Parties, the Partnership, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends or other distributions pursuant to Section 3.3(c) and any cash payable in lieu of fractional Parent Shares.

(h) Withholding Taxes. Each of the Parent Parties, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

(j) Investment of Exchange Fund. Parent may cause the Exchange Agent to invest the cash in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or timing of the amounts payable to the holders of Public Common Units pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each of the Partnership Long-Term Incentive Plans and the Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows: as of the Effective Time, (i) each Partnership Phantom Unit (other than the Director Phantom Units) that is outstanding immediately prior to the Effective Time, shall cease to relate to or represent any right to receive Common Units and shall be converted at the Effective Time into an award of restricted stock units relating to a number of Parent Shares (“Parent RSUs”) equal to the product of (A) the number of Common Units subject to the corresponding Partnership Phantom Unit as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, such product rounded up to the nearest whole share, and with such Parent RSU otherwise on the same terms and conditions as were applicable to the corresponding Partnership Phantom Units, including any applicable payment timing provisions and distribution equivalent rights, as applicable (and, if applicable, dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such Parent RSU), and (ii) each Partnership Phantom Unit held by a non-employee director whose service to the Partnership or its Affiliates will terminate upon the consummation of the Merger (each a “Director Phantom Unit”) shall become fully vested and shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration, plus any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such Director Phantom Unit (and, if applicable, dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such Director Phantom Unit). The conversion of a Director Phantom Unit as provided in clause (ii) of the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Director Phantom Unit other than, from and after the Effective Time, the right to receive the Merger Consideration, plus any accrued but unpaid amounts in relation to distribution equivalent rights (and dividend equivalent rights as described in such clause if applicable) in respect of each Common Unit subject to such converted Director Phantom Unit. From and after the Effective Time, the former holder of any Partnership Phantom Unit (other than the Director Phantom Units) shall only be entitled to receive Parent RSUs in respect of such Partnership Phantom Unit, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent right payments as of the Closing (and dividend equivalent rights beginning at the Effective Time if applicable) in accordance with and subject to the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding Partnership Phantom Unit. Except as otherwise provided in this Section 3.6, each such Parent RSU shall continue to have and be subject to the same vesting and other terms and conditions as applied to the corresponding Partnership Phantom Unit immediately before the Effective Time. If, as of the Effective Time, Parent does not have reserved for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Parent RSUs issued by it in accordance with this Section 3.6, Parent shall take all corporate action necessary to reserve for issuance such number of shares of Parent Common Stock. As of the Effective Time, Parent shall have on file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to shares of Parent Common Stock subject to such Parent RSUs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent RSUs remain outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2020, and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to the Parent Parties as follows; provided, that the representations and warranties set forth in this Article IV to the extent applicable to the Non-Operated Joint Ventures are given to the knowledge of the Partnership:

Section 4.1 Organization, Standing and Power.

(a) The General Partner and each Group Member is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed, organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership Group, taken as a whole (a “Partnership Material Adverse Effect”).

(b) Each of the Group Members is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding units, limited liability company interests, partnership interests or other equity interests in each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Group Member is a corporate entity; in the case of an interest in a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of an interest in a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are owned free and clear of all material liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same (collectively, “Liens”), except for such voting or transfer restrictions: (i) as set forth in the Organizational Documents of such Group Member; (ii) arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the “blue sky” Laws of the various states of the United States or any other applicable securities Law; (iii) arising under the DLLCA or DRULPA, as applicable; or (iv) as set forth in the Partnership Revolving Credit Facility, the other Loan Documents (as defined in the Partnership Revolving Credit Facility) or the Senior Notes Indentures, or otherwise in connection with any Indebtedness.

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Class B Units and the General Partner Interest. As of April 29, 2022, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 38,146,047 Common Units, (ii) 107,815,152 Class B Units and (iii) the General Partner Interest. The Partnership originally reserved 15,151,515 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of April 29, 2022, 1,925,453 Common Units are subject to outstanding Partnership Phantom Units and 12,501,976 Common Units remain available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. Since April 29 to the date of this Agreement, no additional Limited Partner Interests or General Partner Interests have been issued, other than Common Units, if any, issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of all material Liens, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) (i) As of the date hereof, the Partnership is the sole member of OpCo Manager and owns 100% of the membership interest in OpCo Manager; (ii) as of April 29, 2022, OpCo Manager owned 38,146,047 OpCo Units, representing a 26.1% interest therein, and as of the date hereof, OpCo Manager is the sole managing member of OpCo; and (iii) as of April 29, 2022, E&P owned 107,815,152 OpCo Units, representing a 73.9% interest in OpCo. As of close of business on April 29, 2022, there were 145,961,199 OpCo Units outstanding. Except as described in this Section 4.2(b), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in OpCo Manager or OpCo. All of the outstanding equity interests of OpCo Manager and of OpCo owned, directly or indirectly, by the Partnership have been, or upon issuance will be, duly authorized and validly issued and are or upon issuance will be fully paid (to the extent required under the OpCo Manager LLC Agreement or the OpCo LLC Agreement, as applicable) and non-assessable except to the extent specified in the DLLCA, the OpCo Manager LLC Agreement or the OpCo LLC Agreement, as applicable, and are not subject to any material Liens, other than (x) restrictions on transfer arising under applicable securities Law or the DLLCA, as applicable, (y) in the applicable terms of this Agreement, the OpCo Manager LLC Agreement, the OpCo LLC Agreement, the Partnership Revolving Credit Facility and the other Loan Documents (as defined in the Partnership Revolving Credit Facility) or the Senior Notes Indentures, as applicable, and (z) Liens that any holder of such equity interests may have imposed on any such equity interests of which it is record or beneficial owner.

(c) As of the date of this Agreement, except as expressly contemplated by this Agreement or the Partnership Agreement or as set forth on Section 4.2(c) or (f) of the Partnership Disclosure Schedule, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Group Member to issue, transfer or sell any Partnership Interest or other equity interest of such Group Member or any securities convertible into or exchangeable for Partnership Interests or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of any Group Member to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest of such Group Member or any such securities or agreements listed in clause (ii) of this sentence.

(d) No Group Member has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(e) Other than as set forth in the Organizational Documents of any such Group Member with respect to such Group Member, there are no voting trusts or other agreements or understandings to which any Group Member is a party with respect to the voting or registration of capital stock or other equity interest of any Group Member.

(f) Section 4.2(f) of the Partnership Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of (i) each Partnership LTIP Award held by an executive officer or director of a Group Member, (ii) the name of such Partnership LTIP Award holder, (iii) the number of Common Units underlying such Partnership LTIP Award, (iv) the date on which such Partnership LTIP Award was granted, (v) the expiration date of such Partnership LTIP Award, if applicable and (vi) the vesting schedule applicable to such Partnership LTIP Award. All Partnership LTIP Awards were (A) granted in accordance with the terms of the applicable Partnership Long-Term Incentive Plan and in material compliance with the Exchange Act, all other applicable Laws and rules of the Nasdaq and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Partnership and disclosed in the Partnership SEC Documents in accordance with the Exchange Act and all other applicable Laws. No Partnership LTIP Award is a type of award other than a Partnership Phantom Unit.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board, approved by the holders of a Unit Majority and consented to by the Sole Member, and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Written Consent and the Sole Member Consent, each of which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii)

assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Group Member or any of its respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Group Member under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which any Group Member is a party or by which it or any of its respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Group Member, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The approval by the GP Board and approval by the holders of a Unit Majority, each of which was obtained prior to the execution of this Agreement, are the only votes or approvals of the holders of any class or series of Partnership Interests that are necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d) The Conflicts Committee, by unanimous vote has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are not adverse to the interest of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(d) thereof), (iii) resolved to recommend to the GP Board the approval of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in the Agreement, and (iv) recommended that the GP Board resolve to direct that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement.

(e) The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote has, among other things, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated by this Agreement, including the Merger, are not adverse to the interest of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) authorized and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f) Pursuant to Section 5.6(b) of the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interest of the Sole Member and the General Partner and (ii) authorized and approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the information statement constituting a part thereof relating to the Written Consent (the “Information Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2020 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts

Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

(f) Since December 31, 2020, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, the Partnership and the other Group Members have carried on and operated their respective businesses in the ordinary course of business in all material respects (except for commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments resulting or arising from COVID-19).

Section 4.7 Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any Group Member or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Group Member, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against a Group Member or any of its respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) Each Group Member is, and since the later of December 31, 2020 and its respective date of incorporation, formation or organization has been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), neither the General Partner nor any Group Member nor, to the knowledge of the Partnership, any director, officer, employee or agent authorized to act on behalf of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority with respect to any such matters, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership or another Group Member holds all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (a) the Partnership Group is, and since the later of December 31, 2020 and any such Group Member’s respective date of incorporation, formation or organization has been, in compliance with applicable Environmental Laws; (b) the Partnership or another Group Member has obtained, and is in compliance with, all Permits required under applicable Environmental Laws for the occupation of the Partnership Group’s facilities and the operation of its business, and there are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing to terminate, cancel or revoke any such Permit; (c) no written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to the knowledge of the Partnership, threatened in writing by any Person against any Group Member, in each case with respect to any matters arising under Environmental Laws; (d) to the knowledge of the Partnership, there have been no Releases of Hazardous Substances at any property in violation of any applicable Environmental Law, that requires investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to any Group Member incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (e) no Group Member has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Parties set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of any Parent Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) the Partnership is classified as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3 and (f) the Partnership has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.11 and Section 4.12 contain the sole and exclusive representations and warranties with respect to Tax matters.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization with respect to any of their employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to any Group Member. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against any Group Member is pending or, to the knowledge of the Partnership, threatened against or involving any Group Member; and (ii) no Group Member has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against any Group Member are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership Phantom Unit or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(f) As of the date hereof, no Group Member employs any employees, and no Group Member has extended any offer of employment to any individual that is outstanding as of the date hereof.

Section 4.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the knowledge of the Partnership, threatened in writing, alleging that the Partnership or any other Group Member is in violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which the Partnership or any other Group Member operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any other Group Member during the two years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, or (iii) any state public utility commission or department in a state within which any of the Group Members operate, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, and related documents, and, to the knowledge of the Partnership, all such filings, as of their respective dates, and, as amended or supplemented, were in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.15 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any Group Member or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated by this Agreement.

Section 4.16 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership Group with respect to any other information provided to the Parent Parties in connection with the Merger or the other transactions contemplated by this Agreement. Each of the Parent Parties acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to any Parent Party or any other Person resulting from the distribution to any Parent Party (including its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or any Parent Party’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any Parent Party in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2020, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), the Parent Parties, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of the Parent Parties is a legal entity duly incorporated, validly existing and in good standing under the applicable Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of the Parent Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available (through the Parent SEC Documents) to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized equity interests of Parent consist of (i) 400,000,000 Parent Shares and (ii) 10,000,000 shares of Parent Preferred Stock. As of April 29, 2022, there were (i) 177,551,236 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) no Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. As of April 29, 2022, there were outstanding restricted stock units, options to purchase Parent Shares and other stock-settled equity-based awards (other than shares of restricted stock or other equity-based awards included in the number of Parent Shares outstanding set forth above) with respect to 1,795,569 Parent Shares. From April 29, 2022, until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares, if any, issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c) When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(d) All of the issued and outstanding shares of Merger Sub are duly authorized, validly issued, fully paid and nonassessable, and are owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by the Parent Board for and on behalf of Parent and Merger Sub, as applicable, and no other entity action on the part of any Parent Party is necessary to authorize the execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Parent Party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to any Parent Party do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by the Parent Parties, nor the consummation by the Parent Parties of the transactions contemplated by this Agreement, nor compliance by the Parent Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of any other Parent Party, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Parent Party or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Party under, any of the terms, conditions or provisions of any Contract or Permit to which any Parent Party is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Parent Party, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No vote of the holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance.

(d) The Parent Board, by unanimous vote, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interest of Parent and the Parent Stockholders and (ii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Information Statement constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2020 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

(e) Since December 31, 2020, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 5.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, each Parent Party has carried on and operated its business in the ordinary course of business in all material respects (except for commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments resulting or arising from COVID-19).

Section 5.7 Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any Parent Party or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Parent Party, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against any Parent Party or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8 Compliance With Laws.

(a) Each of the Parent Parties is, and since the later of December 31, 2020 and its date of incorporation, formation or organization has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.8(a), neither any Parent Party nor, to the knowledge of Parent, any director, officer, employee or agent authorized to act on behalf of any Parent Party (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act or any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority with respect to any such matters, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.10 contains the sole and exclusive representations and warranties with respect to Tax matters.

Section 5.11 Brokers and Other Advisors. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any Parent Party or any of its Subsidiaries.

Section 5.12 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.13 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 107,815,152 Class B Units and the General Partner Interest. As of the date of this Agreement, the Limited Partner Interests beneficially owned by Parent and its Subsidiaries constitute a Unit Majority.

Section 5.14 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of the Parent Parties or any other Person makes or has made any express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives) in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Parent Parties or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Information Statement.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership shall file with the SEC the Information Statement, and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Information Statement will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Information Statement to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Information Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Information Statement will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Information Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) The General Partner shall distribute to the Limited Partners the Information Statement as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries (except that with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to: (A) conduct its business in the ordinary course of business in all material respects, provided, that this clause (A) shall not prohibit the Partnership and the other Group Members from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any; (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Group Members, other than changes to such policies made in the ordinary course of business; and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any provision of this Section 6.2(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of this Section 6.2(a). During the period from the date of this Agreement until the Effective Time, if permitted by applicable Laws and subject to Section 6.10, the General Partner shall cause the Partnership and OpCo to declare and pay regular quarterly cash distributions, determined in each case in a manner consistent with past practice; provided, that (if and to the extent permitted by applicable Laws) in no event shall the regular quarterly cash distribution declared or paid by the Partnership to the holders of Common Units be less than $0.30 per Common Unit. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries (except that with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) with respect to the Partnership and OpCo only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of their respective equity interests, other than as contemplated by Section 6.2(a) and Section 6.10;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of any Group Member, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership Phantom Units that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vi) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(vii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(viii) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan, or (z) grant or materially amend any Partnership LTIP Awards or other equity awards, except in the ordinary course of business; or

(ix) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in a manner not involving the entry by Parent or its Subsidiaries into lines of business that are materially different than the lines of business of Parent and its Subsidiaries on the date of this Agreement. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of the other Parent Parties to:

(i) amend Parent’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (A) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely affect the rights associated with the Parent Common Stock in any material respect;

(ii) cause Parent to merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law, or take any action to cause the liquidation, winding up or dissolution of Merger Sub;

(iv) split, combine, divide, subdivide, reverse split, reclassify, recapitalize, or effect any similar transaction with respect to any Parent’s capital stock or other equity interests;

(v) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly base and variable cash dividends on the Parent Common Stock consistent with Parent’s then-publicly disclosed capital return policy and other than dividends or distributions with a record date after the Effective Time; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of, and other than as expressly contemplated by, this Agreement, each of the Parent Parties, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Partnership Interests beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) no party hereto nor its Affiliates shall be obligated pursuant to this Section 6.3 to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any Governmental Authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order and (B) this Section 6.3 shall not limit the ability of Parent to enter into or effect any acquisition (whether by purchase or merger or otherwise) or disposition approved by the Parent Board so long as such acquisition or disposition is not reasonably expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded, in its reasonable judgment, may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation to a third party binding on such party or any of its Affiliates.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons; and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Partnership and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity if Parent, in its sole discretion, so elects, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent so elects, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent had so elected to provide such insurance, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent, in its sole discretion, elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), the Partnership or Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Information Statement and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be authorized for listing on the Nasdaq (subject to official notice of issuance) prior to the Effective Time. Prior to the Closing, Parent shall submit a listing of additional shares notification form to the Nasdaq with respect to such Parent Shares in accordance with the requirements of the Nasdaq.

(b) Prior to the Closing, the Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the Nasdaq and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Dividends and Distributions. Subject to Section 6.2(a), after the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of the Closing, as well as the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.11 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the removal of any director for Cause or the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies in the Conflicts Committee caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause.

Section 6.12 Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not take any action reasonably likely to cause the Merger not to so qualify. This Agreement is intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulations Section 1.368-2(g). The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return except as otherwise required by applicable Law.

Section 6.14 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated by this Agreement or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

Section 6.15 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.16 Treatment of Partnership Indebtedness.

(a) Credit Agreement. Upon written request of Parent, the Partnership shall, and shall cause all applicable Group Members to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Partnership Revolving Credit Facility, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, upon written request of Parent made at least five Business Days prior to the Closing Date, the Partnership shall, and shall cause all applicable Group Members to, use commercially reasonable efforts to deliver to Parent at least two Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), (i) an executed payoff letter, in each case, with respect to the Partnership Revolving Credit Facility (the “Payoff Letter”), and (ii) to the extent allowed by the applicable agent under such Indebtedness to be delivered prior to the payment of all amounts under the Payoff Letter, to deliver in escrow subject to the payoff of the amounts under the Payoff Letter all related release documentation, in each case, in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Partnership and the Group Members securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 6.16(a) require the Partnership or any of the Group Members to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred.

(b) Senior Notes. Upon written request of Parent, the Partnership shall, and shall cause all applicable Group Members to, and shall use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) deliver to the trustee under the Senior Notes Indenture at or prior to the Effective Time, a notice of optional redemption for up to all of the outstanding aggregate principal amount of the Senior Notes, pursuant to the redemption provisions of the Senior Notes Indenture and the Senior Notes, which notice shall be subject to the occurrence of the Effective Time, and (ii) provide assistance reasonably requested by the Parent to facilitate the redemption of the Senior Notes Indenture identified by the Parent and the satisfaction and discharge of the Senior Notes identified by the Parent at the Effective Time pursuant to the redemption and satisfaction and discharge provisions, respectively, and other applicable provisions of the Senior Notes Indenture (each, a “Discharge”) and, in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Partnership, all applicable Group Members or their Representatives (as applicable) of customary officers’ certificates and legal opinions, respectively, to the trustee under the Senior Notes Indenture, to the extent such certificates and opinions are required thereby or reasonably requested by the Trustee. Notwithstanding anything herein to the contrary, in no event shall this Section 6.16(b) require the Partnership or any of the Group Members to cause any redemption or Discharge to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Trustee under the Senior Notes Indenture funds (or Parent has directed the Partnership or any of the Partnership’s Subsidiaries to use funds on their balance sheet) sufficient to effect any such redemption or Discharge in compliance with the provisions of the Senior Notes Indenture.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by the holders constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Information Statement. The Information Statement shall have been mailed to all holders of Common Units following effectiveness of the Registration Statement and at least 20 days prior to the Closing.

(e) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Section 5.1, Section 5.3(a), Section 5.3(c) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Parent Parties contained in Section 5.2(a) and Section 5.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Parent Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material

Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of the Parent Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Conflicts Committee, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before December 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, a Parent Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of any Parent Party, the Partnership or the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership Uncured Breach), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,500,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,500,000 (the “Partnership Expense Reimbursement”).

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval by the Limited Partners.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, or any Parent Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such approval, consent, waiver, decision or determination must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. For the avoidance of doubt, this Section 9.4 shall not operate to require Conflicts Committee approval in connection with actions or decisions taken by the General Partner and/or the GP Board in connection with any defense or settlement of securityholder litigation contemplated by Section 6.15.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award as set forth in Section 3.6 (a claim by any holder of a Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (iii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to any of the Parent Parties, to:

Diamondback Energy, Inc.

500 West Texas Ave., Suite 1200

Midland, TX 79701

Attn: Kaes Van’t Hof, President and Chief Financial Officer

Email: KVantHof@DiamondbackEnergy.com

with a required copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, TX 77002

Attn: John Goodgame

Email: jgoodgame@akingump.com

If to the Partnership or the General Partner, to:

Rattler Midstream GP LLC

500 West Texas Ave., Suite 1200

Midland, TX 79701

Attn: Conflicts Committee c/o Matt Zmigrosky, Executive Vice President,

General Counsel and Secretary

Email: MZmigrosky@DiamondbackEnergy.com

with a required copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attn: Hillary H. Holmes; Tull Florey

Email: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice

Name:	Travis D. Stice
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

BACCHUS MERGER SUB COMPANY

By:	/s/ Travis D. Stice

Name:	Travis D. Stice
Title:	President

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP:

RATTLER MIDSTREAM LP

By: Rattler Midstream GP LLC, its general partner

By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President

[Signature Page to Agreement and Plan of Merger]

GENERAL PARTNER:

RATTLER MIDSTREAM GP LLC

By:	/s/ Matthew Kaes Van’t Hof
Name:	Matthew Kaes Van’t Hof
Title:	President

[Signature Page to Agreement and Plan of Merger]